Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

The parties to this Separation Agreement and Release (Agreement) dated this 3rd day of January, 2006 are Planar Systems, Inc. (“ Planar”), and Steve Buhaly (“Executive”).

RECITALS

A. Executive and Planar have agreed that Executive shall separate from employment with Planar effective January 3, 2006.

B. Executive has elected to receive severance pay and related benefits pursuant to the terms of this Agreement under the terms and conditions set forth below.

AGREEMENT

1. Employment Termination. Executive’s employment with Planar is terminated, effective January 3, 2006 (Termination Date).

2. Payment. Planar shall pay Executive all accrued wages owing through the Termination Date including Holiday Pay. Executive shall be eligible for payment of any Q1, FY 2006 bonus award, subject to bonus plan provisions. As consideration for this Agreement, Planar shall pay Executive severance in the amount of two hundred and sixty thousand dollars ($260,000), payable as a lump sum payable on the Effective Date (as that term is defined in paragraph 8 below). Planar will withhold taxes on this amount in accordance with all applicable local, state and federal laws. PTO accrued and unused at time of separation will be paid to a maximum of 200 hours.

3. Health Insurance. Executive’s standard employer-paid group health insurance coverage will end on January 31, 2006. If Executive elects to continue full health insurance benefits for himself and his immediate family, as provided under federal COBRA regulations, Planar shall make direct premium payments for such COBRA group health coverage until the earlier to occur of the following events, on which date the obligation ceases: (a) the date that is 18 months from January 31, 2006; or (b) the date Executive loses eligibility for COBRA continuation coverage.

4. Employee Pension and Retirement Plans. Except as expressly provided in this Agreement, Executive shall be entitled to his rights under Planar’s benefit plans as such plans, by their provisions, apply upon termination of employment.

5. Stock Options. Executive holds stock options and restricted shares as reflected in his personal web account at www. aststockplan.com. Executive acknowledges that he has no other rights to acquire Planar stock from Planar of any kind. Executive acknowledges that he is responsible for obtaining such tax or legal advice as he may deem appropriate in order to understand and properly account for his stock options, including without limitation vesting, time periods during which such stock options may be exercised, and the tax consequences of the exercise of such options. Except as specifically provided below, all outstanding stock options and stock grants held by Executive on the Termination Date that are unvested as of the Termination Date shall be forfeited. In consideration of this Agreement, with respect to the October 29, 2004 grant of 15,000 restricted shares, 50% (7,500) of those shares shall accelerate and become fully vested effective as of the Termination Date.

6. General Release. In consideration of the benefits provided in this Agreement, Executive releases Employer, its directors, officers, agents, employees, attorneys, insurers, related corporations, successors and assigns, from any and all liability, damages or causes of action, whether known or

Separation Agreement (Steve Buhaly)

unknown, whether in tort, contract, or under state or federal statute. Executive understands and acknowledges that this release includes, but is not limited to any claim for reinstatement, reemployment, attorney fees or additional compensation in any form, and any claim, including but not limited to those arising under the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Post Civil War Civil Rights Act (42 U.S.C. 1981-88), the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Labor Standards Act, the Family Medical Leave Act of 1993, the Uniformed Services Employment and Re-employment Rights Act, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Employee Retirement Income Security Act of 1974 (ERISA), Executive Order 11246, as amended, and the civil rights, employment, and labor laws of any state and any regulation under such authorities relating to Executive’s employment or association with Employer or the termination of that employment and association.

7. Release of Rights Under Older Workers’ Benefit Protection Act. In accordance with the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act (collectively, the “Act”), Executive acknowledges that (a) he has been advised in writing to consult with an attorney prior to executing this Agreement; (b) he is aware of certain rights to which he may be entitled under the Act; (c) as consideration for executing this Agreement, Executive has received additional benefits and compensation of value to which he would otherwise not be entitled; (d) by signing this Agreement, he will not waive rights or claims under the Act which may arise after the execution of this Agreement; (e) he has been given a period of at least 21 days to consider this offer; (f) Executive acknowledges that in the event he has not executed this Agreement by January 24, 2005 the offer shall expire; (g) he has a period of seven days from the date of execution in which to revoke this Agreement by written notice to Linda Johnston, Human Resources Director; and (h) in the event Executive does not exercise his right to revoke this Agreement, the Agreement shall become effective on the date (the “Effective Date”) immediately following the seven-day waiting period described above.

8. Return of Planar Property. Executive agrees that on January 3, 2006 or before Executive shall return to Planar all property belonging to Planar, including, but not limited to keys, credit cards, telephone calling card, files, records and computer access codes. Executive may retain his computer hardware after it has been returned to IT for deletion of all Planar software and data. As of January 4, 2006 Executive agrees to accept responsibility for the Planar-provided cellular phone account.

9. Confidentiality. Execution of this Agreement (and subsequent payment of Severance consideration) includes a requirement for Employee to recognize the following obligations notwithstanding the termination of his employment.

10. Non-solicitation. Executive agrees that for a period of twelve (12) months from the Termination Date, Executive shall not (i) directly or indirectly solicit business from any person or entity which then is or was a Planar customer, client or prospect during the twelve (12) months prior to the Termination Date, or otherwise induce any such person or entity, as the case may be, to leave the employment of Planar or cease or reduce their business relationship with Planar; (ii) directly or indirectly hire or use the services of any then current employee of Planar; or (iii) aid others in doing anything described in either (i) or (ii) of this paragraph, whether as an employee, officer, director, shareholder, partner, consultant or otherwise. For purposes of this paragraph, the term “solicit” includes (i) responding to requests for proposals and invitations for bids, (ii) initiating contacts with customers, clients, or prospects of Planar for the purpose of advising them that Executive is no longer employed by Planar and is available for work that is competitive with the services offered by Planar, and (iii) participating in joint ventures or acting as a consultant or subcontractor or employee of others who directly solicit business prohibited by this Agreement. The terms “Planar client” and “Planar customer” include any parent corporation, subsidiary corporation, affiliate corporation or partner or joint venture of a client or customer. “Planar prospect” means any person or entity to whom Planar has submitted a bid or proposal within the then immediately preceding six (6) months.

Separation Agreement (Steve Buhaly)

11. Non-competition. Executive agrees that for a period of twelve (12) months from the Termination Date, Executive shall not directly or indirectly Compete (defined below) with Planar anywhere Planar is doing business or could reasonably have been known by the Employee to be planning to do business. “Compete” means directly or indirectly: (i) have any financial interest in, (ii) join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, partner, principal or shareholder with (except as holder of not more than five percent (5%) of the outstanding stock of any class of a corporation, the stock of which is actively publicly traded) or (iii) provide services in any capacity to those participating in the ownership, management, operation or control of, and/or (iv) act as a consultant or subcontractor to, a Competitive Business (defined below). “Competitive Business” means any corporation, proprietorship, association or other entity or person engaged in the sale, production and/or development of products or the rendering of services of a kind similar to or competitive with that sold, produced, developed or rendered by Planar as of the Termination Date.

12. Disclosure of this Agreement. Executive shall keep both the fact and terms of this Agreement secret and confidential, except that Executive may disclose this Agreement as required by law and (1) to his immediate family, (2) to his lawyers, tax accountants and other advisors in order to seek advice about its provisions, properly account for and report its effects, (3) to obtain enforcement of any of its provisions, provided anyone to whom Executive is authorized to disclose this Agreement agrees to be bound by the terms of this paragraph.

13. Disparagement. Executive will not make any malicious, disparaging or false remarks about Planar, its officers, directors or employees. Executive further agrees to refrain from making any negative statements regarding Planar to any third parties or any statements which could be construed as having or causing a diminishing effect on Employer’s reputation, goodwill or business.

14. Consent to Injunction. Executive agrees that his violation of paragraphs, 9, 10 and 11 shall constitute a breach of this Agreement that will cause irreparable injury to Planar, and that monetary damages alone would not adequately compensate Planar for the harm suffered. Executive agrees that Planar shall be entitled to injunctive relief to enjoin any breach or threatened breach of paragraphs 9, 10 and 11 in addition to any other available remedies.

15. No Admission of Liability. Planar agrees that nothing in this Agreement and Release, its contents, and any payments made under it, will be construed as an admission of liability on the part of Planar.

16. Dispute Resolution. The parties agree that any dispute (1) concerning the interpretation, construction or breach of this Agreement, (2) arising from Executive’s employment or service with Planar, (3) relating to any compensation or benefits Executive may claim, or (4) relating in any way to any claim by Executive for reinstatement or reemployment by Planar after execution of this Agreement shall be submitted to a mediator agreed upon by the parties for nonbinding confidential mediation under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (AAA). Each party shall bear their own costs of mediation. If the matter cannot be resolved with the aid or the mediator, it shall be submitted to AAA for final and binding confidential arbitration before a single arbitrator in Portland, Oregon, applying Oregon law, without regard to conflict of law principles. The prevailing party shall be entitled to recover its reasonable costs, attorney fees and out-of pocket expenses relating to arbitration and any appeal. Both parties agree that the procedures outlined in this paragraph are the exclusive methods of dispute resolution; provided, however, that Planar shall be entitled to seek injunctive relief in any court of competent jurisdiction to prevent a breach or threatened breach of paragraphs 10, 11 and 12, notwithstanding anything in this paragraph to the contrary.

Separation Agreement (Steve Buhaly)

17. Successors and Assigns. This Agreement shall be binding upon Executive’s heirs, executors, administrators and other legal representatives and may be assigned and enforced by Planar, its successors and assigns; provided however that in the event this Agreement is assigned by Planar ,that Executive’s obligations hereunder shall related solely to Planar Systems, Inc.’s business as of Termination Date.

18. Severability. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Agreement which can be given effect without the invalid obligations, provisions, or applications. If any provision of this Agreement or its application is held invalid, it shall be modified as necessary to render it valid and enforceable. If any provision of this Agreement or its application is held invalid and cannot be modified to render it valid and enforceable, the invalidity shall not affect other obligations, provisions, or applications of this Agreement which can be given effect without the invalid provisions or applications.

19. Waiver. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this Agreement or of the right to demand strict performance in the future.

20. Section Headings. The section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

21. Entire Agreement. Except as otherwise provided in this section, this Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to its subject matter. This Agreement was the subject of negotiation between the parties and, therefore, the parties agree that the rule of construction requiring that the agreement be construed against the drafter shall not apply to the interpretation of this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of Planar by its duly authorized officer, as of the day and year stated below.

STEVE BUHALY		PLANAR SYSTEMS, INC.

/s/ Steve Buhaly		By:	/s/ Gerald Perkel
GERALD PERKEL
Its: President and CEO

Date:	January 3, 2006	Date:	January 3, 2006

Separation Agreement (Steve Buhaly)

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